Exhibit 99.1

(1)	The shares of common stock of Sun Country Airlines Holdings, Inc. (the “Issuer”) reported as beneficially owned are held of record by SCA Horus Holdings, LLC (the “Apollo Stockholder”).

AP VIII (SCA Stock AIV), LLC is the sole member of the Apollo Stockholder. Antoine Munfakh and Richard Offutt are the directors of AP VIII (SCA Stock AIV), LLC.

Each of the reporting persons disclaims beneficial ownership of any securities reported herein as held by the Apollo Stockholder, or that may be beneficially owned by any of the other reporting persons, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of each of the Apollo Stockholder and Messrs. Munfakh and Offutt is 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of AP VIII (SCA Stock AIV), LLC is One Manhattanville Road, Suite 201, Purchase, New York 10577.

1